Exhibit 4.14
BRIDGE LOAN AND SECURITY AGREEMENT
     This Bridge Loan and Security Agreement dated as of April 30, 2009 (this “Agreement”), is entered into among COMVEST NATIONSHEALTH HOLDINGS, LLC, a Delaware limited liability company (“Parent”), NATIONSHEALTH, INC., a Delaware corporation (the “Company”), UNITED STATES PHARMACEUTICAL GROUP, L.L.C. d/b/a NATIONSHEALTH, a Delaware limited liability company (“USPG”), NATIONSHEALTH HOLDINGS, L.L.C., a Florida limited liability company (“Holdings”), DIABETES CARE & EDUCATION, INC., a South Carolina corporation (“Diabetes”), and NATIONAL PHARMACEUTICALS AND MEDICAL PRODUCTS (USA), L.L.C., a Florida limited liability company (“National” and together with the Company, USPG, Holdings and Diabetes, “Borrower”).
RECITALS
     WHEREAS, on the date hereof, Parent, NationsHealth Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and the Company have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Merger Sub will merge with and into the Company (the “Merger”) and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger;
     WHEREAS, in connection with the execution of the Merger Agreement, Borrower and Parent have entered into this Agreement;
     WHEREAS, in connection with the execution of this Agreement, (a) Parent and the Senior Lender have entered into the Senior Subordination Agreement dated the date hereof (the “Senior Subordination Agreement”), (b) Parent and MHR have entered into the Bridge Loan Subordination Agreement dated the date hereof (the “Bridge Loan Subordination Agreement” and collectively with the Senior Subordination Agreement, the “Subordination Agreements”), (c) Borrower has issued to Parent that certain 10% Secured Convertible Subordinated Promissory Note, dated the date hereof, in the form attached hereto as Exhibit A (the “Note”), and (d) Borrower has issued to Parent that certain warrant to purchase 1,000,000 shares of Company Common Stock at an exercise price of $.01 per share of Company Common Stock, dated the date hereof, in the form attached hereto as Exhibit B (the “Bridge Loan Warrant” and together with this Agreement, the Note, and the Subordination Agreements, the “Bridge Loan Documents”);
     WHEREAS, the Senior Lender and Borrower are parties to a Third Amended and Restated Revolving Credit, Term Loan and Security Agreement dated as of April 11, 2007 (as amended, modified, restated or replaced, the “Senior Loan Agreement”) under which Senior Lender has made or may make loans and other financial accommodations to Borrower;
     WHEREAS, on the date hereof, the Senior Lender has, among other things, consented to the execution and delivery by Borrower of the Merger Agreement, this Agreement, and the Note pursuant to a certain Consent, Waiver, Joinder and Eighth Amendment to Third Amended and Restated Revolving Credit, Term Loan and Security Agreement dated April 30, 2009 (the “Eighth Amendment”);

     WHEREAS, pursuant to the Senior Loan Agreement, Borrower has granted in favor of Senior Lender a first priority lien on and security interest in substantially all of the assets and property of Borrower as security for their obligations to Senior Lender under the Senior Loan Agreement;
     WHEREAS, pursuant to this Agreement, Borrower has granted in favor of Parent a second priority lien on and security interest in substantially all of Borrower’s assets and property as security for the Obligations (as defined below);
     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent and Borrower hereby agree as follows:
     1. Bridge Loan and Bridge Loan Warrant.
          (a) Bridge Loan. In reliance upon the representations, warranties, covenants and agreements of the parties set forth herein and in the Merger Agreement, on the Closing Date (as defined below), Parent shall lend to Borrower and Borrower shall borrow from Parent an aggregate principal amount equal to $3,000,000 (the “Bridge Loan”) in immediately available funds, which Bridge Loan shall be evidenced by the Note.
          (b) Terms of the Note. The terms and conditions of the Note are set forth in the Note.
          (c) Promise to Pay; Manner of Payment. Borrower absolutely and unconditionally promises to pay principal, interest and all other amounts payable hereunder, or under any other Bridge Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for any setoff, counterclaim or recoupment, and notwithstanding any damage to, defects in or destruction of the Collateral (as defined herein) or any other event, including obsolescence of any property or improvements. All payments made by Borrower shall be made, without offset or counterclaim, in U.S. Dollars, when due in accordance with the terms of Section 2 of the Note.
          (d) Interest Rate. Borrower shall pay interest to Parent on the unpaid principal balance of the Bridge Loan in accordance with the terms of Section 1 of the Note.
          (e) Maturity Date. Borrower shall pay the outstanding principal balance of the Bridge Loan, together with the balance of any unpaid and accrued interest, in accordance with the terms of Section 2(b) of the Note.
          (f) Interest Savings Clause. If any interest payment (or other payment which is deemed by law to be interest) due hereunder or due under the other Bridge Loan Documents is determined to be in excess of the then legal maximum rate, then the portion of each interest payment representing an amount in excess of the such legal maximum rate shall be deemed a payment of principal and applied against the principal amount of the Note.

          (g) Interest Payments on Bridge Loan. Payments of interest on the outstanding principal balance of the Bridge Loan shall be made in accordance with Section 2(a) of the Note.
          (h) Use of Proceeds. Subject to the restrictions and limitations set forth in Section 5, Borrower shall use the proceeds of the Note to pay a portion of the Transaction Fees pursuant to Section 5.10 of the Merger Agreement, to fund Borrower’s general business purposes, capital expenditures, growth capital, the Bridge Loan Liquidity Amount (as defined in the Eighth Amendment), and working capital.
          (i) Forgiveness of Principal and other Obligations. Under the circumstances described in, and subject to the terms and conditions set forth in, Section 4 of the Note, the outstanding Obligations under the Note and the other Bridge Loan Documents owed by Borrower shall immediately be forgiven, and any lien or security interest granted by Borrower to the Parent shall be deemed released (without any further action of the Parent), and Borrower shall have no further obligations under this Agreement, the Note and the other Bridge Loan Documents.
          (j) Subordination to Senior Lender. Any and all of the Obligations and the payment and enforcement thereof under the Bridge Loan Documents shall be subordinated to (i) any and all of the security interests the Senior Lender has or has a right to pursue with respect to any of Borrowers’ assets, (ii) any and all obligations owed by Borrower to Senior Lender and (iii) the contractual rights and remedies granted to the Senior Lender under the Senior Subordination Agreement.
          (k) Subordination; Rank. Any and all of Borrower’s liabilities and obligations to MHR shall be subordinated to any and all of the security interests Parent has or has a right to pursue with respect to any of Borrowers’ assets upon the terms and conditions set forth in the Bridge Loan Subordination Agreement. All Obligations (including the Note) shall be senior to all Indebtedness of Borrower owed to MHR upon the terms and conditions set forth in the Bridge Loan Subordination Agreement.
          (l) Consistency. If any provision of this Agreement is inconsistent with the terms of the Note, the terms of the Note shall control.
          (m) Bridge Loan Warrant. On the Closing Date, the Company shall issue to Parent the Bridge Loan Warrant.
     2. Grant of Security Interest; Collateral; Collateral Administration.
          (a) To secure the payment and performance in full of the Obligations, each Borrower hereby grants to Parent a continuing security interest in and Lien upon, and pledges to Parent, all of its right, title and interest in and to the following (collectively and each individually, the “Collateral”), which security interest is intended to be a second priority security interest and subject to the terms of the Senior Subordination Agreement:

               (i) all of such Borrower’s tangible personal property, including without limitation all present and future Inventory and Equipment (including items of equipment which are or become Fixtures), now owned or hereafter acquired or arising;
               (ii) all of such Borrower’s intangible personal property, including without limitation all present and future Accounts, contract rights, Permits, General Intangibles, Chattel Paper, Documents, Instruments, Deposit Accounts, Investment Property, Letter-of-Credit Rights, Supporting Obligations, rights to the payment of money or other forms of consideration of any kind, tax refunds, insurance proceeds, now owned or hereafter acquired, and all intangible and tangible personal property relating to or arising out of any of the foregoing;
               (iii) all of such Borrower’s present and future Government Contracts and rights thereunder and the related Government Accounts and proceeds thereof, now or hereafter owned or acquired by such Borrower; provided, however, that Parent shall not have a security interest in any rights under any Government Contract of such Borrower or in the related Government Account where the taking of such security interest is a violation of an express prohibition contained in the Government Contract (for purposes of this limitation, the fact that a Government Contract is subject to, or otherwise refers to, Title 31, § 203 or Title 41, § 15 of the United States Code shall not be deemed an express prohibition against assignment thereof) or is prohibited by applicable law, unless in any case consent is otherwise validly obtained; and
               (iv) any and all additions and accessions to any of the foregoing, and any and all replacements, products and proceeds (including insurance proceeds) of any of the foregoing.
          (b) Notwithstanding the foregoing provisions of this Section 2, such grant of a security interest shall not extend to, and the term “Collateral” shall not include, any General Intangibles, now or hereafter held or owned by Borrower to the extent that (i) such General Intangibles are not assignable or capable of being encumbered as a matter of law or under the terms of any license or other agreement applicable thereto (but solely to the extent that any such restriction shall be enforceable under applicable law) without the consent of the licensor thereof or other applicable party thereto, and (ii) such consent has not been obtained; provided, however, that the foregoing grant of a security interest shall extend to, and the term “Collateral” shall include, each of the following: (a) any General Intangible which is in the nature of an Account or a right to the payment of money or a proceed of, or otherwise related to the enforcement or collection of, any Account or right to the payment of money, or goods which are the subject of any Account or right to the payment of money, (b) any and all proceeds of any General Intangible that is otherwise excluded to the extent that the assignment, pledge or encumbrance of such proceeds is not so restricted, and (c) upon obtaining the consent of any such licensor or other applicable party with respect to any such otherwise excluded General Intangible, such General Intangible as well as any and all proceeds thereof that might theretofore have been excluded from such grant of a security interest and from the term “Collateral.”
          (c) Upon the execution and delivery of this Agreement, and upon the proper filing of the necessary financing statements, recordation of the Collateral Patent, Trademark and Copyright Assignment in the United States Patent and Trademark Office and/or the United States Copyright Office without any further action, Parent will have a good, valid and perfected second priority Lien and security interest in the Collateral, subject to no transfer or other restrictions or Liens of any kind in favor of any other Person except Permitted Indebtedness secured by Permitted Liens or otherwise approved by Parent. No financing statement relating to any of the Collateral is on file in any public office except those (i) on behalf of Parent, (ii) in connection with Permitted Liens and/or (iii) those being terminated.

          (d) All Collateral (except Deposit Accounts) will at all times be kept by Borrower at the locations set forth on Schedule 5.18B to the Senior Loan Agreement and shall not, without thirty (30) calendar days prior written notice to Parent, be moved therefrom unless Parent has entered into the necessary documents to perfect and enforce its security interest therein at such new location, and in any case shall not be moved outside the continental United States.
          (e) Subject to the terms of the Senior Subordination Agreement, following an occurrence and during the continuance of an Event of Default, any of Parent’s officers, employees, representatives or agents shall have the right, at any time during normal business hours, in the name of Parent, any designee of Parent or Borrower, to verify the validity, amount or any other matter relating to any Accounts or Inventory of Borrower. Borrower shall cooperate fully with Parent in an effort to facilitate and promptly conclude such verification process.
          (f) To expedite collection, subject to the terms of the Senior Subordination Agreement, Borrower shall endeavor in the first instance to make collection of its Accounts for Parent. Parent shall have the right at all times after the occurrence and during the continuance of an Event of Default to notify (i) Account Debtors owing Accounts to Borrower other than Medicaid/Medicare Account Debtors that their Accounts have been assigned to Parent and to collect such Accounts directly in its own name and to charge collection costs and expenses, including reasonable attorney’s fees, to Borrower, and (ii) Medicaid/Medicare Account Debtors that Borrower has waived any and all defenses and counterclaims it may have or could interpose in any such action or procedure brought by Parent to obtain a court order recognizing the collateral assignment or security interest and lien of Parent in and to any Account or other Collateral and that Parent is seeking or may seek to obtain a court order recognizing the collateral assignment or security interest and lien of Parent in and to all Accounts and other Collateral payable by Medicaid/Medicare Account Debtors.
          (g) As and when determined by Parent in its sole discretion but not more often than two (2) times per year prior to the occurrence and continuance of an Event of Default, Parent will perform the searches described in clauses (i) and (ii) below against Borrower (the results of which are to be consistent with Borrower’s representations and warranties under this Agreement), all at Borrower’s expense: (i) UCC searches with the Secretary of State of the jurisdiction of organization of each Borrower and Guarantor and the Secretary of State and local filing offices of each jurisdiction where each Borrower and/or any Guarantors maintain their respective executive offices, a place of business or assets; (ii) lien searches with the United States Patent and Trademark Office and the United States Copyright Office; and (iii) judgment, federal tax lien and corporate and partnership tax lien searches, in each jurisdiction searched under clause (i) above.

          (h) Subject to the terms of the Senior Subordination Agreement, Borrower shall following the occurrence and continuance of an Event of Default (i) provide prompt written notice to its current bank to transfer all items, collections and remittances to the Concentration Account, (ii) provide prompt written notice to each Account Debtor (other than Medicaid/Medicare Account Debtors) that Parent has been granted a lien and security interest in, upon and to all Accounts applicable to such Account Debtor, and Borrower hereby authorizes Parent, upon any failure to send such notices and directions within ten (10) calendar days after the date of this Agreement (or ten (10) calendar days after the Person becomes an Account Debtor), to send any and all similar notices and directions to such Account Debtors, and (iii) do anything further that may be lawfully required by Parent to create and perfect Parent’s lien on any collateral and effectuate the intentions of the Loan Documents. At Parent’s request, subject to the terms of the Senior Subordination Agreement, Borrower shall immediately deliver or make arrangements to deliver to Parent all items for which Parent must receive possession to obtain a perfected security interest and all notes, certificates, and documents of title, Chattel Paper, warehouse receipts, Instruments, and any other similar instruments constituting Collateral.
          (i) Subject to the terms of the Senior Subordination Agreement, Parent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring Parent to act as such) with full power of substitution to do the following after the occurrence and continuance of an Event of Default: (i) endorse the name of any such Person upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to such Person and constitute collections on its or their Accounts; (ii) execute in the name of such Person any financing statements, schedules, assignments, instruments, documents, and statements that it is or they or are obligated to give Parent under any of the Loan Documents; and (iii) do such other and further acts and deeds in the name of such Person that Parent may deem necessary or desirable to enforce any Account or other Collateral or to perfect Parent’s security interest or lien in any Collateral.
     3. Closing; Conditions to Closing; and Deliveries.
          (a) Closing. The closing of the Bridge Loan (the “Closing”) shall take place simultaneously with the execution of the Merger Agreement on the date hereof subject to the satisfaction or waiver of the conditions set forth in Section 3(b), other than those conditions that by their nature are to be satisfied at the Closing at such time at the offices of McDermott, Will & Emery, 201 South Biscayne Boulevard, Suite 2200, Miami, Florida 33131, unless another time, date or place is agreed to in writing by the parties hereto (the “Closing Date”).
          (b) Conditions to Closing. The obligations of Parent to make the Bridge Loan is subject to satisfaction (or wavier, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:
               (i) Each of the representations and warranties made by Borrower in Section 4 shall be true and correct in all material respects on and as of the Closing Date (or, if given as of a specific date, at and as of such date);
               (ii) Borrower shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

          (iii) Borrower shall have obtained all applicable approvals and consents required to consummate the transactions contemplated by this Agreement, the Note, the Bridge Loan Warrant, and the other Bridge Loan Documents, and shall have provided Parent with a true and correct copy of such approvals and consents;
          (iv) Each Borrower shall have executed and delivered the Bridge Loan Documents (including the Note and the Bridge Loan Warrant) to which it is a party;
          (v) The Company shall have executed and delivered the Merger Agreement;
          (vi) No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Authority or other Law, rule, legal restraint or prohibition shall be in effect preventing or rendering illegal the consummation of the Bridge Loan;
          (vii) Parent shall have received (i) the Charter and Good Standing Documents, all in form and substance acceptable to Parent and (ii) a certificate of the corporate secretary or assistant secretary of each Borrower dated the Closing Date, as to the incumbency and signature of the Persons executing this Agreement, in form and substance acceptable to Parent; and
          (viii) The Company shall file with the Secretary of State of the State of Delaware a Certificate of Designation in the form attached hereto as Exhibit C (the “Certificate of Designation”), pursuant to which the Company shall create the Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”).
          (c) Delivery of Bridge Loan Documents and Bridge Loan Proceeds. Subject to the terms and conditions of this Agreement, on the Closing Date, (i) Borrower shall deliver to Parent each of the Bridge Loan Documents to which it is a party, (ii) Parent shall deliver to Borrower each of the Bridge Loan Documents to which it is a party, (iii) Borrower and Parent shall execute a funds flow and closing statement with respect to funding the Bridge Loan and to paying the fees, costs and expenses related thereto, including, but not limited to, Parent’s management fee (not to exceed three percent (3%) of the principal amount of the loan made hereunder), and the reasonable fees and expenses of Borrowers’ and Parent’s attorneys, accountants, consultants, financial advisors, and investment bankers (the “Funds Flow and Closing Statement”), (iv) the Company shall file the Certificate of Designation with the Secretary of State of the State of Delaware, and (v) Parent shall loan and deliver to Borrower an amount equal to $3,000,000 less the fees, costs and expenses set forth in the Funds Flow and Closing Statement by wire transfer of immediately available funds to an account or accounts designated in writing by Borrower.

     4. Representations and Warranties of Borrower. Each Borrower, jointly and severally, hereby represents and warrants to Parent as follows:
          (a) Authority. The execution, delivery and performance by each Borrower of the Bridge Loan Documents to which such Borrower is a party have been duly authorized and approved by its Board of Directors (or similar governing body), and no other corporate or limited liability company action on the part of any Borrower is necessary to authorize the execution, delivery and performance by such Borrower of the Bridge Loan Documents to which it is a party which has not been taken. Each of the Bridge Loan Documents to which a Borrower is a party has been duly executed and delivered by such Borrower and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except for the Bankruptcy and Equity Exception.
          (b) Consent. Except as set forth in the Company Disclosure Schedule, the execution, delivery and performance of the Bridge Loan Documents by each Borrower to which such Borrower is a party and the consummation by each Borrower of the transactions contemplated by this Agreement and the other Bridge Loan Documents to which such Borrower is a party do not and will not require any consent, approval, or other authorization of, or filing with, or notification to any Governmental Authority by any Borrower which has not been obtained or made.
          (c) Representations and Warranties in Merger Agreement. The representations and warranties of the Company contained in Article 3 of the Merger Agreement (including the exceptions to such representations and warranties set forth therein) are true and correct and are hereby incorporated herein and made a part hereof.
     5. Affirmative Covenants of Borrower. Each Borrower, jointly and severally, covenants and agrees that, following the termination of the Merger Agreement, until full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations, or forgiveness of any and all outstanding Obligations pursuant to Section 1(i) following the termination of the Merger Agreement:(a) Financial Statements, Financial Reports and Other Information.
               (i) Financial Reports. Borrower shall furnish to Parent (i) as soon as available and in any event within ninety (90) calendar days after the end of each fiscal year of Borrower (or such earlier date required by the laws, regulations and rules of the Securities and Exchange Commission), audited annual consolidated financial statements of Borrower, including the notes thereto, consisting of a consolidated balance sheet at the end of such completed fiscal year and the related consolidated statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal year, which financial statements shall be prepared and certified without qualification by an independent certified public accounting firm satisfactory to Parent and accompanied by related management letters, if available, and (ii) as soon as available and in any event within thirty (30) calendar days after the end of each calendar month, unaudited consolidated financial statements of Borrower consisting of a balance sheet and statements of income, retained earnings, cash flows and owners’ equity as of the end of the immediately preceding calendar month. All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods.

               (ii) Other Materials. Borrower shall furnish to Parent as soon as available, and in any event within ten (10) calendar days after the preparation or issuance thereof or at such other time as set forth below (1) copies of such financial statements (other than those required to be delivered pursuant to Section 5(a)(i)) prepared by, for or on behalf of Borrower and any other notes, reports and other materials related thereto, including, without limitation, any pro forma financial statements, (2) any reports, returns, information, notices and other materials that Borrower shall send to its stockholders, members, partners or other equity owners at any time, (3) all Medicare and Medicaid cost reports and other documents and materials filed by Borrower and any other reports, materials or other information regarding or otherwise relating to Medicaid or Medicare prepared by, for or on behalf of Borrower, including, without limitation, (A) copies of licenses and permits required by any applicable Law or Governmental Authority for the operation of its business, (B) Medicare and Medicaid provider numbers and agreements, (C) state surveys pertaining to any healthcare facility operated, owned or leased by Borrower, and (D) participating agreements relating to medical plans, (4) (A) within thirty (30) calendar days following the request of Parent, a summary report of the status of all payments, denials and appeals of all Medicare and/or Medicaid Accounts and accounts receivable and account payable aging schedule, and (B), within thirty (30) calendar days following the request of Parent, a sales and collection report for the most recent calendar month, including a report of sales, credits issued and collections received, all such reports showing a reconciliation to the amounts reported in the monthly financial statements, (5) promptly upon receipt thereof, copies of any reports submitted to Borrower by its independent accountants in connection with any interim audit of the books of Borrower and copies of each management control letter provided by such independent accountants, and (6) such additional information, documents, statements, reports and other materials as Parent may reasonably request with respect to Parent’s rights and interests granted under the Bridge Loan Documents.
          (b) Operating Budget. Borrower shall furnish to Parent on or prior to the date hereof and for each fiscal year of Borrower thereafter not later than the earlier of (i) thirty (30) calendar days after the end of each fiscal year or (ii) thirty (30) calendar days after the same is available, consolidated month by month projected operating budgets, annual projections, profit and loss statements, balance sheets and cash flow reports of and for Borrower for such upcoming fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), in each case prepared in accordance with GAAP consistently applied with prior periods.
          (c) Payment of Obligations. Borrower shall make full and timely indefeasible payment in cash of the principal of and interest on the Bridge Loan and all other Obligations in accordance with the terms of the Note.
          (d) True Books. Borrower shall (i) keep true, complete and accurate books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its dealings and transactions in all material respects; and (ii) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all Taxes, assessments, charges, levies and claims and with respect to its business, and include such reserves in its quarterly as well as year end financial statements.
          (e) Inspection; Periodic Audits. Borrower shall permit the representatives of Parent, at the expense of Borrower, from time to time during normal business hours upon reasonable notice, to (i) visit and inspect any of its offices or properties or any other place where the Collateral is located to inspect the Collateral and/or examine or audit all of its books of account, records, reports and other papers (but not more often than four (4) times per year so long as no Default or Event of Default exists), (ii) make copies and extracts therefrom, and (iii) discuss its business, operations, prospects, properties, assets, liabilities, condition and/or Accounts and Inventory (as such term is defined in the UCC) with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing).

          (f) Collateral Documents; Security Interest in Collateral. Borrower shall (i) execute, obtain, deliver, file, register and/or record any and all financing statements, continuation statements, instruments and other documents, or cause the execution, filing, registration, recording or delivery of any and all of the foregoing, that are necessary or required under Law or reasonably requested by Parent to be executed, filed, registered, obtained, delivered or recorded to create, maintain, perfect, preserve, validate or otherwise protect the pledge of the Collateral to Parent and Parent’s perfected Lien on the Collateral (and Borrower irrevocably grants Parent the right, at Parent’s option, to file any or all of the foregoing), (ii) within two (2) Business Days of learning thereof, report to Parent any reclamation, return or repossession of goods in excess of $10,000 (individually or in the aggregate), (iii) defend the Collateral and Parent’s perfected Lien thereon against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to Parent, and pay all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) in connection with such defense, which may at Parent’s discretion be added to the Obligations.
          (g) Further Assurances; Post Closing. At Borrower’s cost and expense, Borrower shall take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, assignments, instructions or documents as Parent may reasonably request with respect to the purposes, terms and conditions of the Bridge Loan Documents and the consummation of the transactions contemplated thereby.
          (h) Payment of Indebtedness. Except as otherwise provided in the Bridge Loan Documents, Borrower shall pay, discharge or otherwise satisfy at or before maturity (subject to applicable grace periods and, in the case of trade payables, to ordinary course payment practices) all of its material obligations and liabilities, except when the amount or validity thereof is being contested in good faith by appropriate proceedings.
          (i) Liens. If any Liens exist, other than any Permitted Liens, Borrower immediately shall take all actions and execute and deliver all documents and instruments necessary to release and terminate such Liens.
          (j) Use of Proceeds. Borrower shall use the proceeds from the Bridge Loan only for the purposes set forth in Section 1(h).
          (k) Taxes and Other Charges.
               (i) All payments to Parent made under any Bridge Loan Document shall be free and clear of and without deduction for all Taxes, levies, imposts, deductions, assessments, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever, excluding Taxes to the extent imposed on Parent’s net income or franchise. If Borrower shall be required by Law to deduct any such amounts from or in respect of any sum payable under any Bridge Loan Document to Parent, then the sum payable to Parent shall be increased as may be necessary so that, after making all required deductions, Parent receives an amount equal to the sum it would have received had no such deductions been made. If Parent becomes entitled to claim any additional amounts pursuant to this Section 5(k)(i) it shall promptly (but in any event within ninety (90) days of becoming aware thereof) notify Borrower of the event by reason of which Parent has become so entitled and a detailed calculation thereof, and each such notice of additional amounts payable pursuant to this Section 5(k)(i) submitted by Parent to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

               (ii) Borrower shall promptly, and in any event within five (5) Business Days after Borrower or any Senior Manager obtains knowledge thereof, notify Parent in writing of any oral or written communication from the IRS or otherwise with respect to any (i) Tax investigations, relating to Borrower directly, or relating to any consolidated Tax Return which was filed on behalf of Borrower, (ii) notices of tax assessment or possible tax assessment, (iii) years that are designated open pending tax examination or audit, and (iv) information that could give rise to an IRS tax liability or assessment.
     6. Negative Covenants. Each Borrower, jointly and severally, covenants and agrees that, until full performance and satisfaction, and indefeasible payment in full in cash, of all of the Obligations and termination of this Agreement or forgiveness of any and all outstanding Obligations under the Bridge Loan Documents pursuant to Section 1(h):
          (a) Charter Modification. Borrower shall not (i) amend, modify, restate or change its certificate of incorporation or formation or bylaws or similar charter documents or the Certificate of Designation.
          (b) Investments; New Facilities or Collateral; Subsidiaries. Borrower, directly or indirectly, shall not (i) purchase, own, hold, invest in or otherwise acquire obligations or stock or securities of, or any other interest in, or all or substantially all of the assets of, any Person or any joint venture, or (ii) make or permit to exist any loans, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any other Person (other than those created by the Loan Documents and Permitted Indebtedness and other than (A) trade credit extended in the ordinary course of business, (B) advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors and employees, and (C) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business). Borrower, directly or indirectly, shall not purchase, own, operate, hold, invest in or otherwise acquire any facility, property or assets or allow the warehousing, location or storage of any Collateral other than at the locations set forth on Schedule 5.18B of the Senior Loan Agreement unless Borrower shall provide to Parent at least thirty (30) Business Days prior written notice. Borrower shall have no Subsidiaries other than those Subsidiaries, if any, existing on the Closing Date and set forth in Schedule 5.3 of the Senior Loan Agreement.
          Notwithstanding any provision of this Section 6(b) to the contrary, Borrower may make a Permitted Acquisition to the extent permitted by the Senior Loan Agreement.

          (c) Transactions with Affiliates. Borrower shall not enter into or consummate any transaction of any kind with (i) any of its Affiliates or (ii) any Guarantor or any of their respective Affiliates other than: (a) salary, bonus, severance, employee stock option and other compensation and employment arrangements with directors or officers in the ordinary course of business, provided, that no payment of any bonus or severance shall be permitted if a Default or Event of Default has occurred and remains in effect or would be caused by or result from such payment and provided further that, regardless of whether a Default or Event of Default shall have occurred and remain in effect or would be caused by or result from such payment, bonus and severance payments may be paid from the proceeds of Qualified Equity Investments specifically allocated for such purposes, (b) Distributions and dividends (including any Management Fee Payment) permitted pursuant to Section 7.5 of the Senior Loan Agreement, (c) transactions with Parent or any Affiliate of Parent, (d) payments permitted under and pursuant to written agreements entered into by and between Borrower and one or more of its Affiliates that both (A) reflect and constitute transactions on overall terms at least as favorable to Borrower as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power, and (B) are subject to such terms and conditions as determined by Parent in its sole discretion; provided, that notwithstanding the foregoing clauses (A) and (B) above Borrower shall not (Y) enter into or consummate any transaction or agreement pursuant to which it becomes a party to any mortgage, note, indenture or guarantee evidencing any Indebtedness of any of its Affiliates or otherwise to become responsible or liable, as a guarantor, surety or otherwise, pursuant to an agreement for any Indebtedness of any such Affiliate, or (Z) make any payment to any of its Affiliates in excess of $10,000 without the prior written consent of Parent, (e) additional Qualified Equity Investments, and (f) subject to the Bridge Loan Subordination Agreement, transactions with MHR contemplated by the MHR Subordinated Note, the Investment Unit Purchase Agreement, dated as of February 28, 2005, by and among MHR and Borrower and the other “Transaction Documents” as defined therein, the Acknowledgment, dated as of April 15, 2009, by and among MHR and Borrower, each as amended, and transactions with MHR contemplated by the Limited Waiver and Consent to Convertible Secured Notes dated April 30, 2009 by and among Borrower, MHR and the other parties thereto.
          (d) Transfer of Assets. Notwithstanding any other provision of this Agreement or any other Bridge Loan Document, Borrower shall not sell, lease, transfer, assign or otherwise dispose of any interest in any properties or assets (other than obsolete equipment or excess equipment no longer needed in the conduct of the business in the ordinary course of business and sales of Inventory in the ordinary course of business), or agree to do any of the foregoing at any future time, unless permitted by the terms of the Senior Loan Agreement.
     7. Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default”:
          (a) Borrower shall fail to pay any amount on the Obligations or provided for in any Bridge Loan Document when due (whether on any payment date, at maturity, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise);
          (b) any representation, statement or warranty made by Borrower in any Bridge Loan Document shall not be true and correct in any material respects or shall have been false or misleading in any material respect on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect);

          (c) Borrower shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, any Bridge Loan Document and such violation, breach, default or failure shall not be cured within the applicable period set forth in the applicable Bridge Loan Document; provided that, with respect to the affirmative covenants set forth in Section 5, there shall be a fifteen (15) calendar day cure period commencing from receipt by Borrower of written notice of such breach, default, violation or failure;
          (d) (i) any of the Bridge Loan Documents ceases to be in full force and effect, or (ii) any Lien created thereunder ceases to constitute a valid perfected second priority Lien on the Collateral in accordance with the terms thereof (other than as a result of the action or inaction of Parent), or Parent ceases to have a valid perfected second priority security interest in any of the Collateral;
          (e) one or more tax assessments, judgments or decrees is rendered against Borrower not covered by insurance of a financially sound and reputable insurer that has not declined coverage in an amount in excess of $50,000 individually or $100,000 in the aggregate, which is/are not satisfied, stayed, vacated or discharged of record within thirty (30) calendar days of being rendered;
          (f) (i) any default occurs, which is not cured or waived, (x) in the payment of any amount with respect to any Indebtedness of Borrower (other than the Obligations) of Borrower in excess of $100,000 or (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which Borrower is a party or to which any of their properties or assets are subject or bound under or pursuant to which any Indebtedness was issued, created, assumed, guaranteed or secured and such default continues for more than any applicable grace period or permits the holder of any Indebtedness to accelerate the maturity thereof, which breach or violation is not waived or otherwise cured hereunder or under the document(s) evidencing such Indebtedness, or (ii) any Indebtedness of Borrower is declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, or any obligation of Borrower for the payment of Indebtedness (other than the Obligations) is not paid when due or within any applicable grace period, or any such obligation becomes or is declared to be due and payable before the expressed maturity thereof, or there occurs an event which, with the giving of notice or lapse of time, or both, would cause any such obligation to become, or allow any such obligation to be declared to be, due and payable, which breach or violation is not waived or otherwise cured hereunder or under the document(s) evidencing such Indebtedness;
          (g) Borrower shall (i) be unable to pay its debts generally as they become due, (ii) have total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) that exceed its assets, (iii) have an unreasonably small capital base with which to engage in its anticipated business, (iv) file a petition under any insolvency statute, (v) make a general assignment for the benefit of its creditors, (vi) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property, or (vii) file a petition seeking reorganization or liquidation or similar relief under the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time (“Debtor Relief Law”);

          (h) (i) a court of competent jurisdiction shall (1) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of Borrower, which shall continue unstayed and in effect for a period of thirty (30) calendar days, (2) approve a petition filed against Borrower seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other applicable law or statute, which is not dismissed within thirty (30) calendar days, or (3) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of Borrower which is not irrevocably relinquished within thirty (30) calendar days, or (ii) there is commenced against Borrower any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable Law and either (1) any such proceeding or petition is not unconditionally dismissed within thirty (30) calendar days after the date of commencement, or (2) Borrower takes any action to indicate its approval of or consent to any such proceeding or petition;
          (i) (i) any Change of Control (as defined in the Senior Loan Agreement) occurs or any agreement or commitment to cause or that may result in any such Change of Control is entered into, (ii) a Material Adverse Effect occurs or is reasonably expected to occur, or (iii) Borrower ceases a material portion of its business operations as currently conducted;
          (j) an Event of Default occurs under any other Bridge Loan Document;
          (k) uninsured damage to, or loss, theft or destruction of, any portion of the Collateral occurs that exceeds $100,000 in the aggregate;
          (l) the issuance of any process for levy, attachment or garnishment or execution upon or prior to any judgment against Borrower or any of their properties or assets which is/are not satisfied, stayed, vacated or discharged of record within thirty (30) calendar days of being issued;
then, and in any such event, notwithstanding any other provision of any Bridge Loan Document, Parent may, without notice or demand, declare all or any of the Bridge Loan, all interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under Section 7(d), (g), or (h), in which event all of the foregoing shall automatically and without further act by Parent be due and payable), without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; provided, however, that Parent shall have the right to convert the outstanding Obligations under this Agreement and the Note in accordance with Section 6(b) of the Note.

     8. RIGHTS AND REMEDIES AFTER DEFAULT
          (a) In addition to the acceleration provisions set forth in Section 7 above, upon the occurrence and continuation of an Event of Default, Parent shall have the right to exercise any and all rights, options and remedies provided for in the Bridge Loan Documents, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of any Borrower held by Parent to reduce the Obligations, (ii) foreclose the Liens created hereunder, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged (other than Collateral consisting of Accounts owed or owing by Medicaid/Medicare Account Debtors absent a court order or compliance with applicable law) with or without judicial process (subject, in the case of the Diabetes Customer Lists only, to the provisions of this subsection (a)), (iv) exercise all rights and powers with respect to the Collateral as any Borrower, as applicable, might exercise (other than with respect to Collateral consisting of Accounts owed or owing by Medicaid/Medicare Account Debtors absent a court order or compliance with applicable law), (v) collect and send notices regarding the Collateral (other than with respect to Collateral consisting of Accounts owed or owing by Medicaid/Medicare Account Debtors absent a court order or compliance with applicable law), with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and no Borrower shall resist or interfere with such action, and/or (vii) at Borrower’s expense, require that all or any part of the Collateral be assembled and made available to Parent at any place designated by Parent. Borrower agrees that notice received by it at least ten (10) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral (fifteen (15) calendar days in the case of any intended public sale, or the time after which any private sale or other disposition of the Diabetes Customer List) is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Parent without prior notice to Borrower. At any sale or disposition of Collateral or securities pledged, Parent may (to the extent permitted by applicable law) purchase all or any part thereof free from any right of redemption by any Borrower which right is hereby waived and released. Borrower covenants and agrees not to, and not to permit or cause any of its Subsidiaries to, interfere with or impose any obstacle to Parent’s exercise of its rights and remedies with respect to the Collateral so long as such rights and remedies are exercised in a commercially reasonable manner and otherwise in accordance with applicable laws. Parent, in dealing with or disposing of the Collateral or any part thereof, shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.
          (b) In addition to any other rights, options and remedies Parent has under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting, selling, or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of its remedies hereunder shall be applied in the following order of priority: (i) first, to the payment of all costs and expenses of such collection, storage, lease, holding, operation, management, sale, disposition or delivery and of conducting Borrower’s business and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Parent may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Parent may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, in-house documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, liabilities and advances made or incurred in connection therewith); (ii) second, to the payment of all Obligations as provided herein; (iii) third, to the satisfaction of Indebtedness secured by any subordinate security interest of record in the Collateral if written notification of demand therefor is received before distribution of the proceeds is completed, provided, that, if requested by Parent, the holder of a subordinate security interest shall furnish reasonable proof of its interest, and unless it does so, Parent need not address its claims; and (iv) fourth, to the payment of any surplus then remaining to Borrower, unless otherwise provided by law or directed by a court of competent jurisdiction, provided that Borrower shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations or any of the other items referred to in this section.

          (c) Parent shall have the right in its sole discretion to determine which rights, Liens and/or remedies Parent may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Parent’s rights, Liens or remedies under any Bridge Loan Document, applicable law or equity. The enumeration of any rights and remedies in any Bridge Loan Document is not intended to be exhaustive, and all rights and remedies of Parent described in any Bridge Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Parent otherwise may have. The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.
     9. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms, as the case may be, in the Merger Agreement, the Senior Loan Agreement, or in Article 9 of the UCC in effect on the date hereof to the extent the same are used or defined therein.
     10. Registration, Exchange, Substitution of Note
          (a) Registration of Note. Borrower shall keep at its principal executive office a register for the registration and registration of transfers of the Note. The name and address of the holder of the Note, each transfer thereof and the name and address of each transferee of the Note shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name the Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and Borrower shall not be affected by any notice or knowledge to the contrary.
          (b) Transfer and Exchange of Note. Upon surrender of the Note to Borrower at the address and to the attention of the designated officer (as specified in Section 11(h) below), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten (10) Business Days thereafter, Borrower shall execute and deliver, at Borrower’s expense, one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of the Note. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note.

          (c) Replacement of Note. Upon receipt by Borrower at the address and to the attention of the designated officer (as specified in Section 11(h) below) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of the Note and of indemnity or security reasonably satisfactory to it, upon surrender and cancellation thereof, within ten (10) Business Days thereafter, Borrower at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note.
     11. Miscellaneous.
          (a) Waivers. Except as expressly provided for herein, Borrower hereby waives setoff, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Bridge Loan Document. With respect to any action hereunder, Parent conclusively may rely upon, and shall incur no liability to Borrower in acting upon, any request or other communication that Parent reasonably believes to have been given or made by a person authorized on Borrower’s behalf. In each such case, Borrower hereby waives the right to dispute Parent’s action based upon such request or other communication, absent manifest error.
          (b) Delay; No Waiver of Defaults. No course of action or dealing, renewal, release or extension of any provision of any Bridge Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Parent’s part in enforcing any such provision shall affect the liability of Borrower or operate as a waiver of such provision or affect the liability of Borrower or preclude any other or further exercise of such provision. No waiver by any party to any Bridge Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Bridge Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver. Notwithstanding any other provision of any Bridge Loan Document, by executing this Agreement on or after the date hereof, Parent does not waive any breach of any representation or warranty under any Bridge Loan Document, and all of Parent’s claims and rights resulting from any such breach or misrepresentation are specifically reserved.
          (c) Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE BRIDGE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE BRIDGE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

          (d) Indemnity. Borrower shall indemnify Parent, its Affiliates and its and their respective managers, members, officers, employees, Affiliates, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel and, without duplication, in-house documentation and diligence fees and legal expenses) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Bridge Loan Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of such Indemnified Person. If any Indemnified Person uses in-house counsel for any purpose for which Borrower is responsible to pay or indemnify, Borrower expressly agrees that its indemnification obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by such Indemnified Person in its sole discretion for the work performed. Parent agrees to give Borrower reasonable notice of any event of which Parent becomes aware for which indemnification may be required under this Section 10(e), and Parent may elect (but is not obligated) to direct the defense thereof, provided that the selection of counsel shall be subject to Borrower’s consent, which consent shall not be unreasonably withheld or delayed. Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person. Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an “Insured Event”), Parent agrees not to exercise its right to select counsel to defend the event if that would cause Borrower’s insurer to deny coverage; provided, however, that Parent reserves the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense. To the extent that Parent obtains recovery from a third party other than an Indemnified Person of any of the amounts that Borrower has paid to Parent pursuant to the indemnity set forth in this Section 10(d), then Parent shall promptly pay to Borrower the amount of such recovery.
          (e) Governing Law. The laws of the State of Delaware (without giving effect to its conflicts of law principles) govern this Agreement and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including its negotiation, execution, validity, interpretation, construction, performance and enforcement.
          (f) Jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware over any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts. The parties hereto irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action or proceeding brought in such court or any claim that such action or proceeding brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably consents to process being served by any party to this Agreement in any action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10(h).

          (g) Entire Agreement. This Agreement and the Note constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.
          (h) Notices, etc. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, sent by facsimiled (which is confirmed by an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent, to:

ComVest Investment Partners III, L.P.
One North Clematis
Suite 300
West Palm Beach, Florida 33401
Attention: Cecilio Rodriguez
Facsimile: (561) 671-3225

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP
100 North Tampa Street
Suite 2700
Tampa, FL 33602
Attention: Steven W. Vazquez
Facsimile: (813) 221-4217

If to Borrower, to:

NationsHealth, Inc.
13630 NW 8th Street
Suite 210
Sunrise, Florida 33325
Attention: Chief Executive Officer
Facsimile: (954) 903-5005

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
201 South Biscayne Boulevard
22nd Floor
Miami, Florida 33131
Phone: 305.358.3500
Fax: 305.347.6500
Attention: Ira J. Coleman, Esq.
               Frederic L. Levenson, Esq.
               Harris Siskind, Esq.

and

McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois 60606
Phone: 312.372.2000
Fax: 312.984.7700
Attention: Michael Boykins, Esq.
     or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. In the event that an addressee of a notice or communication rejects or otherwise refuses to accept a notice or other communication delivered or sent in accordance with this Section, or if the notice or other communication cannot be delivered because of a change in address for which no notice was given, then such notice or other communication is deemed to have been received upon such rejection, refusal or inability to deliver.
          (i) Validity. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
          (j) Counterparts. This Agreement may be (a) executed in two (2) or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument, and (b) executed and delivered by telecopier or portable document format (PDF) transmission with the same force and effect as if the same were a fully executed and delivered original manual counterpart.

          (k) Assignment. Neither Parent nor any of its Affiliates shall sell, transfer, assign or allow any participation in any of the outstanding obligations owed by Borrower to Parent pursuant to this Agreement, the Note, or under any other Bridge Loan Document to any Person (the “Bridge Loan Indebtedness Transfer”) before the expiration of Thirty Day Post-Maturity Period (as defined in the Note) or the Thirty Day Post-Termination Period (as defined in the Note), as the case may be, (other than to Borrower and/or MHR (pursuant to an agreement between Borrower and MHR) or any of Parent’s Affiliates). Following the Thirty Day Post-Maturity Period or the Thirty Day Post-Termination Period, as the case may be, Parent may consummate a Bridge Loan Indebtedness Transfer without restriction subject to the terms and conditions of the Note. In addition, concurrently with the Company’s acceptance of a Superior Proposal (as defined in the Merger Agreement), at the request of the Company, Parent shall assign all of its rights, interests and obligations under this Agreement, the Note, and the other Bridge Loan Documents to the party providing the Superior Proposal or its designee (as directed by the Company) in consideration for the payment of all amounts required to be paid to Parent under the Merger Agreement in connection with the Company’s acceptance of a Superior Proposal. Notwithstanding anything to the contrary in this Agreement, the Note or the other Bridge Loan Documents (i) Parent may sell and/or assign a portion of its rights and interests in and to, as well as any obligations associated with, this Agreement, the Note, and the other Bridge Loan Documents to Mark Lama; provided that the aggregate principal amount of the rights and interests sold or assigned shall not exceed $200,000 and (ii) Parent may repurchase from Mark Lama all or any portion of his rights and interests in and to, as well as any obligations associated with, this Agreement, the Note, or the other Bridge Loan Documents, in accordance with the terms of that certain Agreement for Purchase of Rights Under Bridge Note, dated as of the date hereof, by and between the Parent and Mark Lama.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Bridge Loan and Security Agreement to be duly executed as of the date and year first written above.

“Parent” COMVEST NATIONSHEALTH HOLDINGS, LLC
By:	/s/ Jose Gordo
	Name:	Jose Gordo
	Title:	President

“Borrower” NATIONSHEALTH, INC.
By:	/s/ Glenn Parker
	Name:	Glenn Parker
	Title:	CEO

UNITED STATES PHARMACEUTICAL GROUP, L.L.C. d/b/a NATIONSHEALTH
By:	/s/ Glenn Parker
	Name:	Glenn Parker
	Title:	CEO

NATIONSHEALTH HOLDINGS, L.L.C.
By:	/s/ Glenn Parker
	Name:	Glenn Parker
	Title:	CEO

DIABETES CARE & EDUCATION, INC.
By:	/s/ Glenn Parker
Name:
Title:

NATIONAL PHARMACEUTICALS AND MEDICAL PRODUCTS (USA), L.L.C.
By:	/s/
	Name:	Glenn Parker
	Title:	CEO

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